Exhibit 99.4

“Apple Leisure Group”

Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Interim Consolidated Financial Statements

For the Period Ended June 30, 2021

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Index

For the Period Ended June 30, 2021

Page(s)
Consolidated Financial Statements

Consolidated Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020	2

Consolidated Statements of Comprehensive Loss for the Six Months Ended June 30, 2021 and 2020 (unaudited)	3

Consolidated Statements of Changes in (Deficit) Equity for the Six Months Ended June 30, 2021 and 2020 (unaudited)	4

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2020 (unaudited)	5

Notes to Consolidated Financial Statements (unaudited)	6–17

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Consolidated Balance Sheets

(in thousands of dollars)	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$694,692	$222,625
Restricted cash	37,620	31,740
Accounts receivable, net	108,455	74,657
UVC current deferred costs	19,069	18,005
Prepaid expenses and other current assets	88,448	123,255

Total current assets	948,284	470,282

Property and equipment, net	24,353	26,108

Goodwill	625,531	625,506
Intangible assets	354,488	388,758
Deferred tax assets	8,479	8,479
UVC long-term deferred costs	200,899	174,216
Other long-term assets	92,565	61,176

Total assets	$2,254,599	$1,754,525

Liabilities and (Deficit) Equity
Current liabilities
UVC deferred revenue	$53,962	$54,553
Customer deposits	635,743	255,095
Accounts payable and accrued expenses	550,579	443,623
Current portion of long-term debt	11,453	10,840

Total current liabilities	1,251,737	764,111

Long-term debt, net of current portion	1,366,966	1,334,465
Deferred tax liabilities	41,611	45,062
UVC deferred revenue	685,542	611,558
Other long-term liabilities	108,500	102,542

Total liabilities	$3,454,356	$2,857,738

(Deficit) equity
Members’ equity	518,898	518,898
Accumulated deficit	(1,713,364)	(1,620,504)
Accumulated other comprehensive (loss) income	(2,051)	47

Total (deficit) equity attributable to Apple Leisure Group	(1,196,517)	(1,101,559)
Noncontrolling interest	(3,240)	(1,654)

Total (deficit) equity	(1,199,757)	(1,103,213)

Total liabilities and (deficit) equity	$2,254,599	$1,754,525

The accompanying notes are an integral part of these consolidated financial statements.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Consolidated Statements of Comprehensive Loss (Unaudited)

	Six Months Ended June 30,
(in thousands of dollars)	2021	2020
Sales/revenue	$345,295	$253,452
Cost reimbursement	24,909	31,022

Total revenue	370,204	284,474

Costs and expenses
Direct cost of sales	75,892	88,476
Commissions	82,096	75,646
Reimbursable costs	26,551	30,713
General and administrative	46,712	54,000
Sales and marketing	49,453	33,765
Payroll and payroll-related	86,019	110,289
Depreciation and amortization	38,664	44,684
Impairment of intangible and long-lived assets	—	486,955

Total costs and expenses	405,387	924,528

Loss from operations	(35,183)	(640,054)
Interest income	482	562
Interest expense	(60,454)	(33,421)
Other income	895	34

Loss before income taxes	(94,260)	(672,879)

Income tax expense (benefit)	405	(8,890)

Net loss	(94,665)	(663,989)
Less: Net loss attributable to non-controlling interest	(1,805)	(2,642)

Net loss attributable to Apple Leisure Group	(92,860)	(661,347)

Other comprehensive (loss) income
Change in postretirement benefit liabilities	—	(1,670)
Foreign currency translation adjustments, net of $219 and ($77) attributable to non-controlling interest	(2,098)	3,114

Total other comprehensive (loss) income	(2,098)	1,444

Comprehensive loss attributable to Apple Leisure Group	$(94,958)	$(659,903)

The accompanying notes are an integral part of these consolidated financial statements.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Consolidated Statements of Changes in (Deficit) Equity (Unaudited)

(in thousands of dollars)	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interest	Total Deficit
Balances at December 31, 2019	$518,898	$(818,959)	$1,264	$3,891	$(294,906)
Net loss	—	(661,347)	—	(2,642)	(663,989)
Other comprehensive income (loss)	—	—	1,444	(77)	1,367
Distributions to parent	—	(200)	—	—	(200)

Balances at June 30, 2020	518,898	(1,480,506)	2,708	1,172	(957,728)

Balances at December 31, 2020	518,898	(1,620,504)	47	(1,654)	(1,103,213)
Net loss	—	(92,860)	—	(1,805)	(94,665)
Other comprehensive loss	—	—	(2,098)	219	(1,879)

Balances at June 30, 2021	$518,898	$(1,713,364)	$(2,051)	$(3,240)	$(1,199,757)

The accompanying notes are an integral part of these consolidated financial statements.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in thousands of dollars)	2021	2020
Cash flows from operating activities
Net loss	(94,665)	(663,989)
Adjustments to reconcile net loss to net cash used in operating activities Depreciation/amortization	38,664	44,684
Impairment of intangible assets and long lived assets	—	486,955
Deferred tax benefit	(3,451)	(3,479)
Non cash interest	36,849	4,698
Bad debt expense	1,695	1,154
Changes in operating assets and liabilities:
Accounts receivable	(35,191)	62,726
Prepaid expenses and other current assets	37,528	(107,761)
UVC deferred costs	(27,747)	(13,446)
UVC deferred revenue	73,393	51,671
Other long-term assets	(22,720)	(8,621)
Customer deposits and other liabilities	381,176	(227,421)
Accounts payable and accrued expenses	106,465	223,674

Net cash provided by (used in) operating activities	491,996	(149,155)

Cash flows from investing activities
Capital expenditures, including internal-use software	(3,098)	(3,640)
Investments in loans receivable	(4,916)	(2,541)

Net cash used in investing activities	(8,014)	(6,181)

Cash flows from financing activities
Principal payments on long-term debt	(4,750)	(4,750)
Borrowings on revolving credit facility and other	1,015	175,000
Distribution	—	(200)

Net cash (used in) provided by financing activities	(3,735)	170,050

Effect of exchange rate changes on cash	(2,300)	(735)
Net increase in cash and cash equivalents and restricted cash	477,947	13,979

Cash and cash equivalents and restricted cash
Beginning of period	254,365	139,607

End of period	732,312	153,586

Supplemental disclosure of cash flow information
Cash and cash equivalents, end of period	694,692	120,020
Restricted cash, end of period	37,620	33,566

Total cash and cash equivalents and restricted cash	732,312	153,586

Cash paid during period for interest	23,475	29,525
Cash paid during period for taxes	2,504	4,634

The accompanying notes are an integral part of these consolidated financial statements.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

For the Period Ended June 30, 2021

(in thousands, except for units)

1.	Nature of Business

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all information or footnotes required by GAAP for complete annual financial statements. As a result, these Interim Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and accompanying Notes for the fiscal year ended December 31, 2020 (the “2020 Financial Statements”).

Casablanca Global Intermediate Holdings, L.P. and Subsidiaries, known as “Apple Leisure Group” (herein referred to as “the Group” or “ALG”), is a vertically integrated leisure travel company with three core businesses that generate revenue:

Vacations, which generates revenue through the offering of travel products and services under the following brands: “Apple Vacations,” “Amstar,” “Beachbound,” “Blue Sky Tours,” “Cheap Caribbean,” “Funjet Vacations,” “Funway Holidays,” and “Travel Impressions,” and the licensed brands “Southwest Vacations” and “United Vacations.” The Group’s offerings under these brands primarily include some or all of the following: air transportation provided by the Group (“charter flight”) or third-party air carriers (“scheduled air”), hotel accommodations provided by third-party resorts, travel insurance provided by either the Group or third-party insurance companies, ground transportation provided by the Group, car rental reservations and excursions provided by third parties. In addition, the Vacations business includes the operations of “Trisept Solutions,” which delivers technology solutions through its operating suite that connects agents with leading travel suppliers.

Resort Management (hereinafter referred to as “AMResorts” or “AMR”), which generates revenue through marketing and brand management of exclusive resort properties. AMResorts provides sales, marketing and brand management services for seven brands of exclusive resort properties in Mexico, the Dominican Republic, Jamaica, Costa Rica, Curaçao, Panama, and Spain: “Zoëtry Wellness & Spa Resorts,” “Secrets Resorts & Spas,” “Dreams Resorts & Spas,” “Now Resorts & Spas,” “Sunscape Resorts & Spas,” “Breathless Resorts & Spas,” “Reflect Resorts & Spas” and “Alua Hotels & Resorts” (hereinafter referred to as “Alua”). In addition to sales directly to the public through the brand website, vacation packages for these resorts are available through travel wholesale and retail agencies, including Apple Vacations, Beachbound, Cheap Caribbean, Funjet Vacations, Funway Holidays and Travel Impressions. As of June 30, 2021, AMResorts manages 79 resorts (31 in Mexico, 25 in Spain, 11 in the Dominican Republic, 4 in Jamaica, 2 in Costa Rica, 2 in Curaçao, 2 in Greece, 1 in St. Martin, and 1 in Panama).

Unlimited Vacation Club (hereinafter referred to as “UVC”), which generates revenue through the sale of memberships in a vacation club. Membership primarily entitles the member to discounted pricing for resort stays at certain AMResorts properties. Different categories of membership provide access to varying levels of benefits, including the number of free nights granted (free nights are a limited number of nights paid for by UVC), membership incentives, different categories of resort rooms, different properties, the periods during the year when the discounted stays may be used and the length of membership.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

For the Period Ended June 30, 2021

(in thousands, except for units)

2.	Recent Accounting Policies Not Yet Adopted

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” to increase transparency and comparability among organizations by requiring the recognition of right-of-use assets and lease liabilities on the balance sheet. Most prominent among the amendments is the recognition of assets and liabilities by lessees for those leases classified as operating leases under current U.S. GAAP. Under the new standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases.

In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842) - Targeted Improvements.” The update provides an additional (optional) transition method to adopt the new lease standard, allowing entities to apply the new lease standard at the adoption date. The Group expects to adopt Topic 842 following this optional transition method. Accordingly, comparative financial statements for periods prior to the date of adoption will not be adjusted.

The Group currently believes the most significant impact upon adoption on January 1, 2022 will be the recognition of right-of-use asset and lease liability on the Group’s Consolidated Balance Sheets related to accounting for office space operating leases.

Credit losses

In June 2016, the FASB issued ASU 2016-13 “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, which includes the Group’s accounts receivables, certain financial instruments and contract assets. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2022, and requires a cumulative effect adjustment to the balance sheet as of the beginning of the first reporting period in which the guidance is effective. The Group is currently evaluating the impact of adopting ASU 2016-13.

3.	Fair Value Measurements

The Group follows the provisions of FASB ASC Topic 820, “Fair Value Measurements and Disclosures” for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring and non-recurring basis.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Fair value measurements are categorized with the highest priority given to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority given to unobservable inputs. The three levels of the fair value hierarchy are as follows:

Level 1    Assets or liabilities for which the item is valued based on quoted prices (unadjusted) for identical assets or liabilities in active markets.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

For the Period Ended June 30, 2021

(in thousands, except for units)

Level 2    Assets or liabilities valued based on observable market data for similar instruments.

Level 3    Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally-developed, and considers risk premiums that a market participant would require.

The level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The fair value of long-term debt is discussed in Note 11. The carrying values of all other current financial assets and current financial liabilities approximate fair values due to their short-term nature.

The Group invests a portion of cash into short-term interest-bearing money market funds that have a maturity of less than 90 days. Consequently, the balances are recorded in cash and cash equivalents. The funds are held with open-ended registered investment companies, and the fair value of the funds is classified as Level 1 as market available pricing information is available on an ongoing basis. The balances of cash equivalents held in money market accounts were $190,461 and $150,157 as of June 30, 2021 and December 31, 2020, respectively.

The Group considers cash deposited or escrowed in accordance with contractual obligations or regulatory requirements as restricted. The Group maintains restricted cash, which is invested in certificates of deposit and money market accounts, as security for purchasing card agreements and letters of credit issued for contracts executed with certain hotels and air carriers. The Group also maintains restricted cash related to its charter air contracts as U.S. Department of Transportation regulations require charter operators to escrow customer funds received related to the flights’ operations until after the flights have departed or until they are paid to the charter airlines, who in turn, escrow the funds pursuant to the regulations.

4.	Impairment Reviews for Goodwill, Indefinite-Lived, and Long-Lived Assets

The Group periodically reviews carrying values and useful lives of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. During 2020, Management identified impairment indicators for its long-lived assets as of June 30, 2020 due to the impact of COVID-19 on the Company’s business and determined that an impairment test was required for certain of the asset groups (i.e. the brands) within the Vacations reporting unit. The Group estimated the fair value of the asset groups primarily using an income approach which was based on the discounted expected future cash flows for each brand. The discount rate was based on the estimated weighted average cost of capital for each brand and ranged from 17-18%. The inputs used to measure these assets at fair value as of June 30, 2020 represent Level 3 inputs in the fair value hierarchy.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

For the Period Ended June 30, 2021

(in thousands, except for units)

As a result of the impairment tests performed, the Group recognized impairment losses for the following long-lived assets as of June 30, 2020:

(1)	$38,091 related to customer relationship intangible assets for the Southwest, Funjet, United Vacations and Apple Vacations brands;

(2)	$5,835 related to property and equipment for the Funjet and Apple Vacations brands;

(3)	$20,883 related to capitalized software and developed technology for Trisept.

The Group tests for the impairment of goodwill and indefinite-lived intangible assets annually on the first day of the fourth quarter, or more frequently when negative conditions or triggering events occur, in accordance with the provisions of FASB ASC Topic 350, “Intangibles-Goodwill and Other” and ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350) – Simplifying the Test for Goodwill Impairment.” During 2020, the Group experienced negative impacts on the business due to COVID-19 which resulted in declines in revenues from travel products and services across all reporting units and uncertainty in the rate and timing of the Group’s recovery. As a result, the Group concluded that indicators of impairment existed as of June 30, 2020, and performed goodwill impairment tests for all of its reporting units at that date. The Group recognized impairment losses for the goodwill in the Vacations and AMResorts reporting units of $234,637 and $40,315, respectively.

As of June 30, 2020, management reviewed the indefinite lives of its trade names and concluded that finite lives ranging from 5 to 10 years were more appropriate, based on current market conditions and management’s revised expectations regarding the longevity of these assets. The Group performed impairment tests of its trade names as of June 30, 2020 and recognized impairment losses for the Vacations, AMResorts, and UVC trade names of $89,599, $25,994, and $31,601, respectively.

All impairment losses are recorded in Impairment of intangible and long-lived assets in the Statements of Comprehensive Loss. See Note 7, Goodwill and Intangible Assets.

5.	Revenue Recognition

The Group recognizes revenue upon transfer of control of the Group’s promised services in an amount that reflects the consideration the Group expects to be entitled to in exchange for those services in accordance with ASC 606. The Group’s revenue recognition accounting policies for each of its three core business are described in the notes to the 2020 Financial Statements.

Vacations recognized revenue of $267,752 and $185,633 for the six months ended June 30, 2021 and 2020, all of which was recognized at a point in time. AMR recognized revenue of $52,424 and $48,853 for the six months ended June 30, 2021 and 2020, all of which was recognized over time. UVC recognized revenue of $50,028 and $49,988 for the six months ended June 30, 2021 and 2020, of which $34,153 and $35,944 was recognized over time in those respective periods, and the remaining amounts were recognized at a point in time.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

For the Period Ended June 30, 2021

(in thousands, except for units)

6.	Accounts Receivable, Net

Accounts receivable primarily include amounts outstanding from customers for scheduled air bookings and from resorts for resort management contracts. The Group regularly evaluates the collectability of accounts receivable based on factors such as recent payment history and recognizes an allowance as considered necessary. At June 30, 2021 and December 31, 2020, the allowance for doubtful accounts was $4,997 and $6,593, respectively. Bad debt expense for the six months ended June 30, 2021 and 2020 totaled $1,695 and $1,154, respectively, and is recorded in General and administrative expenses.

7.	UVC Deferred Costs and Deferred Revenue

The table below shows a rollforward of UVC deferred revenue and UVC deferred costs.

	Deferred Revenue	Deferred Costs
Balance at December 31, 2020	666,111	192,221

Net additions from new contracts and upgrades	136,368	44,384
Amortization, cancellations and free night usage	(62,975)	(16,637)

Balance at June 30, 2021	739,504	219,968

Deferred revenue balances shown above include deferrals for free nights available but not yet used, remaining unearned balances for value ascribed to exchange memberships, and unearned revenue for providing members access to discounted vacation packages. Future installment payments by UVC members on the financed portion of their membership contracts are recorded to deferred revenue when the Group receives the cash. Related direct costs incurred for the origination of the contract, such as commissions, are recorded to deferred costs at contract inception and amortized over the expected customer life.

8.	Balance Sheet Detail

Details of Prepaid expenses and other current assets are as follows:

	June 30, 2021	December 31, 2020
Prepaid travel expenses	$53,980	$71,555
Other prepaid expenses	31,120	25,386
Deposits and other assets, current	3,348	26,314

Total Prepaid expenses and other current assets	$88,448	$123,255

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

For the Period Ended June 30, 2021

(in thousands, except for units)

Details of Other long-term assets are as follows:

	June 30, 2021	December 31, 2020
Loans receivable, net of current portion	$21,331	$10,136
Deposits and other assets, long-term	71,234	51,040

Total other long-term assets	$92,565	$61,176

Details of Accounts payable and accrued expenses are as follows:

	June 30, 2021	December 31, 2020
Travel accounts payable and accrued expenses	$370,732	$301,702
Other accounts payable	85,206	56,469
Accrued payroll and related	29,111	18,026
Other accrued expenses	65,530	67,426

Total Accounts payable and accrued expenses	$550,579	$443,623

9.	Goodwill and Intangible Assets

Goodwill changed from December 31, 2020 to June 30, 2021 due to foreign currency translation. The balances of finite-lived intangible assets are as follows:

	Gross Carrying Amount	Accumulated Amortization	Impact of Foreign Exchange	Net Carrying Amount
June 30, 2021

Finite-lived intangible assets
Trade name and trademarks	$134,469	$(18,216)	$(785)	$115,468
Customer relationships	415,732	(176,983)	271	239,020
UVC member relationships	102,982	(102,982)	—	—

	$653,183	$(298,181)	$(514)	$354,488

December 31, 2020

Finite-lived intangible assets
Trade name and trademarks	$134,469	$(9,096)	$(30)	$125,343
Customer relationships	$415,732	$(159,244)	$491	$256,979
UVC member relationships	102,982	(96,546)	—	6,436

	$653,183	$(264,886)	$461	$388,758

The estimated useful life of acquired customer relationships ranges from 4 to 12 years, with a weighted average remaining useful life of 7.7 years at June 30, 2021. In 2020, the Group concluded that its trade names are finite-lived intangible assets, to be amortized over lives ranging from 5 to 10 years. The trade names have a weighted average remaining useful life of 7.4 years at June 30, 2021. Amortization expense for finite-lived intangible assets for the six months ended June 30, 2021 and 2020 was $33,295 and $35,550 respectively.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

For the Period Ended June 30, 2021

(in thousands, except for units)

10.	Related-Party Transactions

The Group is required to pay management fees to affiliate entities owned by its majority equity owners. Based on the management fee agreement, which renews annually and is terminable without penalty by consent of the parties, management fees are paid quarterly and are variable based on the Group’s financial performance. Management fees for the six months ended June 30, 2021 and 2020 totaled $0 and $409, respectively, and are recorded as General and administrative expenses. The accounts payable balances related to these costs as of June 30, 2021 and December 31, 2020 were $409 and $409, respectively, and are recorded as Accounts payable and accrued expenses. The group also incurred consulting fees to an affiliate of its majority equity owners during the six months ended June 30, 2021 and 2020 in the amount of $570 and $1,148, respectively, of which $3,179 and $2,609 was recorded as Accounts payable and accrued expenses at June 30, 2021 and December 31, 2020, respectively. Affiliate entities owned by its majority equity owners also issued $200,000 in debt during 2020. Ending debt balances to related parties as of June 30, 2021 and December 31, 2020 is $234,078 and $214,324, including $34,078 and $14,324, respectively, as interest payable in kind. Interest expense on the related party debt was $19,754 for the six months ended June 30, 2021.

During 2021 and 2020, the Group used a related party to provide business air travel services. The expense related to services provided for the six months ended June 30, 2021 and 2020 totaled $238 and $253, respectively, and are recorded as General and administrative expenses. During 2021 and 2020, the group used a related party to provide on-line marketing services. The expense related to services provided for the six months ended June 30, 2021 and 2020 totaled $287 and $152, respectively, and are recorded as General and administrative expenses.

During 2020, the Group Vacation companies incurred costs related to an excursion company partially owned by related parties. The expense related to services provided totaled $1,708 for the six months ended June 30, 2020, recorded as cost of sales.

The Group leased office facilities from related companies under various noncancelable lease agreements. The related rent expense for the six months ended June 30, 2021 and 2020 was $1,414 and $1,921, respectively, and are recorded as General and administrative expenses.

The Group’s Vacation companies incur costs related to hotel stays at resorts partially owned by related parties. Additionally, Amstar leases customer service and excursion sale facilities from these resorts, and also pays the resorts commissions for excursion sales charged to guests’ rooms. UVC also leases sales and service facilities from these resorts and pays commissions to the resorts where membership sales occur. In addition, UVC purchases resort services and room nights, to give away to prospective club members as free nights, from these resorts. The total costs for these activities for the six months ended June 30, 2021 and 2020 were $13,868 and $14,296, respectively, and are recorded as General and administrative expenses. The accounts payable balance the Group owed to these resorts for these activities at June 30, 2021 and December 31, 2020 was $4,700 and $3,971, respectively, and is recorded as Accounts payable and accrued expenses.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

For the Period Ended June 30, 2021

(in thousands, except for units)

AMResorts received management and incentive fees from resorts partially owned by related parties for the six months ended June 30, 2021 and 2020 totaling $6,090 and $6,435, respectively, and are recorded as Sales/revenue. AMResorts’ accounts receivable from resorts partially owned by related parties for management and incentive fees at June 30, 2021 and December 31, 2020, totaled $2,653 and $4,117, respectively, and is recorded as Accounts receivable, net.

The Group incurs certain other costs in connection with related party transactions, none of which are material individually or in the aggregate.

11.	Long-Term Debt

The Group had the following debt obligations at June 30, 2021 and December 31, 2020:

	Outstanding Balance
	June 30, 2021	December 31, 2020
First Lien Term Loan Facility	$919,125	$923,875
2020 Note Facility	250,000	250,000
PIK Interest on 2020 Note Facility	54,186	22,376
Revolving Line of Credit	175,000	175,000
Bank Term Debt (held by non-Guarantor subsidiary)	8,460	7,444
Less: Unamortized debt discount	(13,882)	(16,406)

Total debt, net of unamortized debt discount	1,392,889	1,362,289

Less: Unamortized deferred financing costs	(14,470)	(16,984)
Less: Current portion of First Lien Term Loan Facility	(9,500)	(9,500)
Less: Current portion of Bank Term Debt (held by non-Guarantor subsidiary)	(1,953)	(1,340)

Long-term portion	$1,366,966	$1,334,465

First Lien Credit Agreement

The Group’s First Lien Credit Agreement includes a First Lien Term Loan Facility in the aggregate initial principal amount of $950,000 and a Revolving Facility in the aggregate principal amount of up to $175,000. The First Lien Term Loan Facility has a maturity date of March 31, 2024 and the Revolving Facility has a maturity date of December 31, 2023.

In addition to the payments pursuant to scheduled maturities of the First Lien Term Loan Facility, principal payments can be made at any time without prepayment or penalty. The Group is required to make mandatory prepayments in an amount equal to 50% of excess cash flow, if and to the extent that excess cash flow for the fiscal year exceeds $10,000, with step-downs subject to the achievement of certain leverage ratios. There is no mandatory prepayment expected to be made during 2021 for the year ended December 31, 2020 based on the calculation set forth in the agreement governing the First Lien Term Loan Facility.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

For the Period Ended June 30, 2021

(in thousands, except for units)

The First Lien Credit Agreement contains affirmative and negative covenants, including financial covenants of a Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio covenant. In conjunction with the issuance of the 2020 Note Facility (see below), the covenants for the Revolving Facility were revised to suspend the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio covenant until the maturity of the Revolving Credit Line. Instead, it requires minimum liquidity of $25,000 at the end of each month through to December 2023. If (i) liquidity falls below $40,000; or (ii) is forecasted in the next 3 months to fall under $25,000, the First Lien Credit Agreement covenants require the shareholders to commit up to an additional $65,000 in cash under the same terms as the 2020 Note Facility to stay above the $40,000 liquidity threshold until the $65,000 is exhausted.

Dividends or other distributions and payments (whether in cash, securities or other property) with respect to any equity interest of the borrowers are limited subject to certain exceptions set forth in the First Lien Credit Agreement, as applicable.

2020 Note Facility

On August 10, 2020, in connection with management’s plan to ensure sufficient operating cash given the impact of due to COVID-19, the Group issued a new $200,000 note, which was acquired by its existing shareholders (See Note 10, Related Party Transactions). On September 9, 2020, the Group issued an additional $50,000 of notes under the 2020 Note Facility to unrelated third parties. The new debt total of $250,000 is referred to as the “2020 Note Facility”. The 2020 Note Facility matures in 2025.

The interest rates under the facilities are as follows:

First Lien Credit Agreement

At the option of the Group, initially, the London Interbank Offered Rate (LIBOR) plus 4.00% or Alternate Base Rate (ABR) plus 3.00%.

The applicable LIBOR margins shall be subject (i) to a step-down to 3.75% based upon achievement of a First Lien Leverage Ratio of 3.75:1.0 and (ii) to a step-down to 3.50% based upon achievement of a First Lien Leverage Ratio of 3.25:1.0. The applicable ABR margins shall be subject (i) to a step-down to 2.75% based upon achievement of a First Lien Leverage Ratio of 3.75:1.0 and (ii) to a step-down to 2.50% based upon achievement of a First Lien Leverage Ratio of 3.25:1.0. Accrued interest balances incurred on the First Lien Credit Agreement were included within Accounts payable and other accrued expenses on the Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020 in the amounts of $8,248 and $8,377, respectively.

The Borrowers must also pay each revolving credit lender a facility fee from August 10, 2020 to the termination of the revolving facility based on aggregate commitments, which may be paid as a cash facility fee at a rate of 6.00% per annum, or a PIK facility fee at a rate of 7.50% per annum.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

For the Period Ended June 30, 2021

(in thousands, except for units)

2020 Note Facility

The interest rate on the 2020 Notes is 18%, payable in kind (“PIK”), without an election to pay in cash, and therefore interest is accrued at the stated 18% rate and accumulates as additional principal owed at maturity.

Bank Term Debt held by non-Guarantor subsidiary

In 2020 and 2021, a subsidiary (which is not a Guarantor of the First Lien Term Loan Facility) issued a series of bank term loan facilities to ensure sufficient cash for operations during COVID-19. The outstanding balances of these loans totaled $8,460 (restated Euro denominated loan balances) as of June 30, 2021. The loans are payable over terms of 3-5 years, and bear interest rates of LIBOR plus 1.5%-3%.

Due to the variable nature of the interest rates for the First Lien Term Loan Facility, and recent issuance of the 2020 Note and Revolving Line and consistent risk rating and external factors from the issuance period to periods ended June 30, 2021 and December 31, 2020, the fair value of the debt approximates the carrying value disclosed above.

12.	Equity Based Compensation

Equity based compensation is utilized by management as an incentive to employees, tying performance-based compensation to operating results over specified periods of time. Equity awards are granted subject to approval by the Board of Directors. Profit Interest Unit awards (“PIUs”) contain various vesting conditions. The time vesting condition stipulates that the awards vest 20% per year on each of the first five anniversaries of the grant date. Such awards fully satisfy the time vesting condition upon a change in control of the Group. The ultimate vesting of the PIUs only occurs upon a change in ownership or business acquisition (performance condition) in which the controlling shareholders of the Group receive a minimum rate of return on their initial investment (market condition). Upon a termination by the Group other than for cause or poor performance, or termination due to disability, death or for a good reason, a number of PIUs proportional to the service provided will be deemed to have satisfied the time-vesting condition and shall remain outstanding and eligible to satisfy the performance and market vesting conditions. Awards are forfeited if termination is for cause, performance, or by the employee without good reason within five years of the closing date.

On December 18, 2020, the Group issued a new category (“Class B’) of PIUs. The Class B units are subject to the same vesting conditions as the previously issued units (hereinafter referred to as “Class A”), except that the Class B PIUs are not subject to the same market condition (minimum rate of return) for vesting as the Class A PIUs. On April 29, 2021, the Group issued a new category (Class C”) of PIUs. The 1,000,000 Class C PIUs were issued to the non-executive chair of the general partner’s Board. The Class C awards are subject to the same time conditions as the Class B awards. The Group’s parent company had previously amended the Profits Interest Plan on October 30, 2019 to provide for an additional form of award under a new plan, the 2019 Equity Appreciation Unit Plan (“EAU’s”). The EAUs are subject to similar terms and conditions as the Class A PIUs and the fair value of the awards are not material. The authorized limit covering both Class A PIUs and EAUs was 7,203,265 and the authorized limit covering Class B PIUs is 10,000,000 as of June 30, 2021. There is no authorized limit for the Class C awards.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

For the Period Ended June 30, 2021

(in thousands, except for units)

The table below shows units by category, which were issued, forfeited, and outstanding for the year ended December 31, 2020 and the six months ended June 30, 2021:

(Units issued in actual amounts below)
	Class A PIUs	EAUs	Class B PIUs	Class C PIUs
Outstanding at December 31, 2020	6,158,948	84,359	7,300,000	—

Issued in 2021	15,000	—	—	1,000,000
Forfeited/Repurchased in 2021	(44,942)	(7,669)	(25,000)	—

Outstanding at June 30, 2021	6,129,006	76,690	7,275,000	1,000,000

The Group estimates the likelihood of achieving the performance conditions and does not recognize the cost of share-based compensation for PIU awards with performance conditions if it concludes that it is not probable that the performance condition will be achieved. Awards that vest on the consummation of a change in ownership or business acquisition are recognized when the ownership change or acquisition is considered probable. The Group has determined that as of June 30, 2021 it is not probable that the performance conditions will be achieved, and as such, has not recognized any cost for share-based compensation for any of the PIU or EAU awards. The fair value of the PIU and EAU awards issued to employees are remeasured on each balance sheet date. As of June 30, 2021 there was total cumulative unrecognized share-based compensation expense related to Class A, Class B and Class C PIUs of approximately $677, $1,971, and $270, respectively, based on respective fair values as of the end of the period of $0.11, $0.27, and $0.27 per PIU class, respectively. Such expense will begin to be recognized only when it becomes probable the performance conditions will be achieved.

Since the Group’s parent company is not publicly traded, the fair value of PIUs is determined by first determining an enterprise value of its parent company. The enterprise value was discounted for lack of marketability to arrive at the fair market value of the PIUs, which was derived using a risk-neutral simulation method. Since the Group’s parent company is not publicly traded, the assumptions included in the risk-neutral simulation method were based on the terms of the PIUs, along with inputs including the risk-free rate, expected volatility and expected term. The annual risk-free rate for periods within the contractual life of the equity awards was based on the U.S. Treasury yield curve in effect at the time of grant. Expected volatilities were based on implied volatilities from market comparisons of certain comparable publicly traded companies and other factors.

13.	Income Tax

ALG determines its provision for income taxes for interim periods using an estimate of its annual effective tax rate. ALG records any changes affecting the estimated annual effective tax rate in the interim period in which the change occurs, including discrete items.

For the six months ended June 30, 2021, the effective tax rate was a 0.4% charge on a pre-tax loss, compared to a 1.3% benefit on pre-tax loss for the six months ended June 30, 2020. The effective tax rate for the period reflects no tax benefit being recorded on a pretax loss in the US and several foreign jurisdictions, where ALG continues to be in a three-year cumulative loss position.

ALG is in a three-year cumulative loss position in the US, Europe, and select Latin American countries. The Company quarterly assesses the need for valuation allowance on a jurisdiction-by-jurisdiction basis. ALG assessed the need for a valuation allowance against its deferred tax assets,

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

For the Period Ended June 30, 2021

(in thousands, except for units)

considering both positive and negative evidence, including the cumulative three-year pre-tax loss position. ALG continues to assess the appropriateness of the valuation allowance at each reporting date and at June 30, 2021, its valuation allowance was $214,000.

14.	Subsequent Events

The Group has evaluated subsequent events through the issuance of these financial statements on September 20, 2021, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements except for the transactions described below.

On August 14, 2021, Hyatt Hotels Corporation (“Parent”), acting through an affiliate (“Purchaser” and together with Parent, the “Company” or “Hyatt”), agreed to acquire the Group, pursuant to a definitive Securities Purchase Agreement (the “Securities Purchase Agreement”). Under the Securities Purchase Agreement, Purchaser agreed to acquire 100% of the outstanding limited partnership interests in ALG and 100% of the outstanding ordinary shares of the General Partner (the “Acquired Entities”), from Seller (the “Transaction”). Parent entered into the Securities Purchase Agreement to fully guarantee all of Purchaser’s obligations under the Securities Purchase Agreement.

The consideration to be paid by the Company at the closing of the Transaction is $2.7 billion, subject to customary adjustments set forth in the Securities Purchase Agreement relating to working capital, cash and indebtedness of the Acquired Entities and their respective subsidiaries. The Securities Purchase Agreement also provides for contingent consideration payable to Seller in an amount equal to $69.0 million following the closing of the Transaction upon the achievement (if ever) of certain targets related to ALG’s outstanding travel credits. The Securities Purchase Agreement provides that the closing of the Transaction is subject to the satisfaction or waiver of customary closing conditions. The Securities Purchase Agreement contains customary termination rights for both the Company and Seller, whereby such parties may terminate the Securities Purchase Agreement (i) by mutual consent, (ii) following a final, nonappealable permanent legal or governmental order prohibiting the consummation of the Transaction, or (iii) following a breach of the representations, warranties, agreements or covenants contained in the Securities Purchase Agreement which would cause the closing conditions not to be satisfied if not curable, by the August 14, 2022.

On September 7, 2021, the Group acquired the noncontrolling equity interest attributable to Alua for cash consideration payable of $31,565, contingent on the closing of the sale to Hyatt described in the previous paragraph, with maximum additional contingent consideration of $5,593.